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   EXHIBIT 10.17 - LEASE CONTRACT BETWEEN IMMOBILIERE DE LA RUE DE STRASBOURG
                          S.A AND TECHTEAM GLOBAL NV/SA

                                 LEASE CONTRACT

BETWEEN: IMMOBILIERE DE LA RUE DE STRASBOURG S.A.
         Acting as manager of the joint-venture association with EVERE REAL ESTATE S.A.
         Established at Place Ste Gudule 19, 1000 Brussels

         Represented for the purposes of this agreement by PETERCAM SECURITIES, itself represented by
         Mr D. van den Broeck, Manager

         Referred to hereinafter as "THE LESSOR"

                                                    ON THE ONE HAND,

AND:     NATIONAL TECH TEAM EUROPE S.A.
         Established at Medialaan 1
         1800 Vilvoorde

         Represented for the purposes of this agreement by Mr Jonathan AHLBRAND, Chief Executive Officer

         Referred to hereinafter as "THE LESSEE"

                                                    ON THE OTHER HAND,

THE FOLLOWING HAS BEEN EXPRESSLY AGREED

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ARTICLE 1 - SUBJECT OF THE LEASE

The lessor leases out to the lessee, who accepts, the property described below:

In the municipality of EVERE, in a building located at 10 Rue du Planeur:

- the ground floor of block A, representing approximately 584 m(2)and 2,369 hundred-thousandths in the communal areas;

- four outside parking places, representing 0 hundred-thousandths in the communal areas.

These various premises are delimited by a red border on the plans enclosed herewith. The lessee is perfectly familiar with them and does not request any more detailed description thereof.

However, the surface areas leased out are not guaranteed, so that the difference, whether greater or smaller, should this be in excess of 20%, shall be to the benefit or to the loss of the lessee, respectively.

Furthermore, the hundred-thousandths mentioned in this article are indicative and may be modified at any time by the lessor or the manager if a modification to the structure, surface areas, fittings or use of certain parts of the building so justify.

ARTICLE 1B - PREFERENTIAL RIGHT OF LET

The lessor undertakes to inform the lessee whenever office space is put up for let in the building.

Putting up for let shall be understood as meaning a stage of negotiation in which the lessor feels it has reasonable chances of concluding a lease contract relating to a particular surface area.

Dating from the lessor's notification, the lessee shall have a preferential right to the office space put up for let, for a period of 30 calendar days.

Should the lessee not have agreed to rent these surface areas within this period of 30 calendar days under the conditions proposed by the lessor, the latter may freely negotiate the letting thereof, albeit under the same conditions as those proposed to the lessee.

The lessee is informed that on the date of signing of this lease, the surface areas available are those indicated in Annex 1.

Apart from the aforementioned preferential right, the lessee shall have a specific preferential right, until 31 July 1998, to floors A6, A5 or A4 at an annual rental of BEF 5,500/m(2) for office space, BEF 25,000 per exterior parking space and BEF 40,000 per interior parking space.

ARTICLE 2 - INVENTORY OF FIXTURES AND FITTINGS

The lessee states that it is familiar with the premises and does not request any more detailed description thereof. The premises are let in the state in which they are described in the inventory of fixtures and fittings upon entry. This shall be drawn up after due hearing of both sides, and prior to the entry into force of this lease, by an expert appointed by mutual agreement or - failing this - by two experts, with each of the parties appointing and remunerating its own.

It is expressly stated in this respect that the lessee shall bear the costs of all work of any kind involving the conversion or fitting-out of the premises that may be necessary with a view to making them suitable for their intended use.

This work for the purposes of conversion and/or fitting-out shall be done under the responsibility of the lessee,

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who must have it carried out professionally and in accordance with the rules of the general regulations on protection at the workplace, and subject to the lessor's prior written agreement.

Should major alterations be made to the premises rented by the lessee during the course of the lease, the lessor reserves the right to have an endorsement to the inventory of fixtures and fittings upon entry drawn up, at the lessee's expense.

When the lease comes to an end, the lessee must return the premises in a perfect state for letting, save for normal wear and tear. An inventory of fixtures and fittings upon departure shall be drawn up, following the same procedure as that laid down for the inventory of fixtures and fittings upon entry, in order to establish the amount of damage attributable to the lessee and any compensation for non-availability that may be payable.

The findings and evaluations of the expert or experts, both upon entry and upon departure, shall be established without appeal and shall be definitively binding upon the parties.

The work required to restore the premises to their original state shall be carried out before the expiration of the lease. In the event of failure to comply with this proviso, the lessee shall be liable, without prejudice to its other obligations, for payment of an indemnity at least equivalent to the total amount of the rental, charges and taxes in force at the end of the lease, per full months of consecutive occupation required for the let premises to be restored to their original state.

The premises forming the subject of this agreement are let with all the easements with which they may be favoured or encumbered. The lessee is not authorised to constitute any easement relating to the rented premises.

ARTICLE 3 - PURPOSE AND USE OF THE RENTED PREMISES

The lessee shall limit the use made of the private areas of the building forming the subject of this lease contract to a specific intended use detailed as follows:

The rented premises on the upper floors are intended for use as administrative offices, meeting rooms, cloakrooms and toilets.

The parking places are intended exclusively for cars and small vans.

The lessee may not alter this use in any way without the special, prior, written agreement of the lessor, who may always refuse, without having to give any reason for its refusal, and without the lessee being able to make any appeal whatsoever on account of said refusal.

The lessor reserves the right to let other premises in the same building to other tenants, irrespective of whether the latter carry out the same activity as the lessee, and may not be held liable on this account.

The lessor or the manager reserves the right to change or switch the designated parking spaces at any time, if work, safety or the internal organisation of the building so requires.

It is expressly stated that under no circumstances may the rented premises be used for a business or activity governed by the law of 30 April 1951 on commercial leases.

The lessee undertakes to use the rented premises with due care and diligence, and not to carry out any activity therein that would be liable to inconvenience the other occupants of the building or undermine its good reputation.

In particular, it is not allowed to place materials in the premises that would be liable to harm the salubrity and safety thereof, even if these are intended for sampling. Only furniture and equipment intended for the lessee's activity, such as typewriters, accounting machines and suchlike, shall be permitted there.

The uniformly distributed floor overload may in no case exceed 400 kg per square metre (including the weight of the partitioning).

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ARTICLE 3b - INTERNAL RULES AND REGULATIONS / BASIC CONTRACT

The lessee acknowledges having familiarised itself with, and accepted, the internal rules and regulations and/or basic contract of the building, which forms an integral part of this contract. It undertakes to respect the provisions thereof, and shall also comply with any modifications or amendments made to these, of which the lessor or manager will notify it.

In the event of a contradiction between the provisions of the internal rules and regulations and those of this contract, the latter shall take precedence.

However, in the event of a contradiction between the provisions of this contract and those of the basic contract of the building, it is the basic contract that shall be considered as having force of law for the parties.

ARTICLE 4 - TERM OF THE CONTRACT

This lease is concluded for a period of nine consecutive years, entering into force on 1 August 1997 and coming to an end, ipso jure, on 31 July 2006, without either the lessee or the lessor being able to claim tacit renewal.

The parties reserve the right to terminate the lease at the end of each three-year period. Notice of termination shall be given by registered letter sent by the party terminating the lease to the other contracting party at least four months before the end of the three-year period.

Moreover, the lessor may also bring the lease to an end at any time, subject to prior notice of three months given by registered letter, in the event of the bankruptcy or corporate failure of the lessee, or in the event of the latter requesting an amicable legal settlement or composition.

ARTICLE 5 - RENTAL

The let is granted and accepted, subject to an annual rental fixed at BEF 3,312,000 (three million three hundred and twelve thousand francs), which is to be paid to the lessor quarterly, in quarterly instalments and in advance, on 1 January, 1 April, 1 July and 1 October every year.

The first rental shall be payable on 1 January 1998.

The final rental instalment preceding expiration of the lease will likewise be calculated pro rata temporis.

Rent shall be due for payment further to the mere expiration of the period, the fact of which shall constitute notice of default.

On the due dates mentioned above, the amount of the rental shall be credited to account no. 751-0000898-65 in the name of BLUE STAR - IMMO STRASBOURG or any other account that the lessor may indicate during the course of the lease.

ARTICLE 6 - REVIEW CLAUSE

The amount of the rental as provided for in Article 5, is linked to the consumer price index published every month by the Ministry of Economic Affairs.

For the application of the present article, it is stipulated that the rental amounts as determined in Article 5 have been established with the base index considered as being that of the month preceding that in which this lease was signed.

Adjustments to the rental amount may only be made annually, on the anniversary of the date on which the lease

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came into force. To ascertain whether there is cause for an increase, the parties shall refer to the index of the preceding month.

The rental shall be adjusted automatically, ipso jure and without formal notice, in accordance with the following formula:

basic rental x index of the month preceding the anniversary = new rental
-----------------------------------------------------------
base index

However, the new rental thus determined may not be lower than the rental in force during the previous year.

It is expressly agreed that any renunciation on the part of the lessor relating to the increases resulting from this clause may not be established other than by a written recognition signed by the latter.

As long as the provisions of the law of 24 December 1993 are and remain applicable, both the base index and the calculation index shall be replaced by the so-called "health" index.

Should the calculation basis of the official consumer price index be modified or the index abolished, the parties expressly agree that the amount of the rental shall be linked to the conversion rate published in the Belgian Official Journal (Moniteur Belge), or to any system that were to replace said index to serve as a basis for the payment of civil servants, albeit without ever being less than the last rental payable calculated in accordance with the previous index calculation method.

In the absence of such a system, for whatever reason, the lessor shall be entitled to base itself on the increase in the cost of living.

ARTICLE 7 - RENTAL GUARANTEE

Upon signing of the lease, the lessee shall hand over to the lessor, by way of a guarantee, a cheque to the sum of BEF 1,656,000 (one million six hundred and fifty-six thousand francs), equivalent to six months' rental.

This guarantee shall be returned to the lessee when it has created a bank guarantee as described below.

To this end the lessee shall provide, to the exclusive benefit of the lessor, the irrevocable guarantee of a bank or an insurance company established in Belgium and accredited by the lessor, to pay all sums of any kind whatsoever that the lessee may owe the lessor by virtue of this lease. This guarantee shall be to an amount equivalent to six months' rent and must be adjusted every year on the basis of the indexed rental at that time, the date of the rental increase as stated in Article 6 above serving as formal notice. The guarantee shall be callable upon first request, notwithstanding any opposition by the lessee.

Furthermore, this guarantee may only come to an end subject to the prior written agreement of the lessor, or failing this, further to a court decision, even if said agreement is given after the final date of expiration of the lease. It must state that the bank or insurance company providing it is perfectly acquainted with this lease, and more especially with this article.

Upon expiration of the final period of the lease, the guarantee shall be restored to the lessee, once the latter has given proof of the complete fulfilment of all obligations incumbent upon it by virtue of the law and of this contract.

ARTICLE 8 - LEASE-BACK / SUBLETTING

The total or partial lease-back or subletting of the premises forming the subject of this lease contract is prohibited, but for the prior written agreement of the lessor, who shall not have to justify any refusal in this respect.

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Should the lessor agree to this, the lessee shall be wholly and severally liable, together with the assignees, subtenants, their heirs or rightful claimants, in whatever respect, for the obligations of this lease.

The term of the subletting may not under any circumstances exceed the term of this lease.

ARTICLE 9 - CHARGES - TAXES AND DUTIES

With the exception of the long-lease rent, all taxes, duties and contributions of any kind, and in particular the advance levy on income derived from real estate, the other real property taxes, taxes pertaining to the lessee's activity or occupation of the rented premises, which are levied or to be levied on the rented premises by the State, the Province, the Region, the Municipality or any other public authority shall be borne exclusively by the lessee, as from the date on which the lease takes effect.

Moreover, should the rental amounts be subject to VAT in the future, the lessee shall be solely liable therefor.

The lessee undertakes to pay the taxes, duties and contributions to the lessor upon first request and at the latest fifteen days prior to the date of payment stipulated on the notice of abstract of the tax assessment register.

Moreover, the lessee shall be obliged to compensate the lessor for any loss suffered by the latter as a result of delays occasioned by the lessee in the payment of the taxes incumbent upon it.

The lessor or the manager shall determine, without appeal, the criteria for the way in which said taxes, duties and contributions are divided up between the various occupants of the building.

If a law were to render the above clauses inapplicable, the lessee undertakes here and now to supplement the amount of its rental in such a way that it is equal to the amount of the rental in force plus the last taxes paid.

ARTICLE 10 - MAINTENANCE OF THE RENTED PREMISES AND REPAIRS

The lessee undertakes to occupy the rented premises with all due diligence, to keep them in a good state of repair, to maintain them, and to return them to the lessor at the end of this contract in a perfect state for letting, save for normal rental wear and tear.

The lessee shall bear the costs of all repair work and maintenance of the rented premises, except where it is up to the lessee to prove that these concern major repairs, in which case said repairs shall be payable by the lessor. The costs of any expert appraisal shall be borne by the lessee.

The lessor shall see to it that the general services of the building are in good working order and undertakes to have those repairs that are incumbent upon it carried out swiftly and, where possible, without any disruption to the lessee's use of the premises. The lessee, meanwhile, shall give the lessor and its employees access to the premises for any necessary inspections and repairs. The lessee shall immediately notify the lessor of any major repairs apparently needing to be done, and shall bear the cost of any additional repairs of this kind rendered necessary by its failure to notify the lessor, or its slowness in so doing.

The lessee shall put up with all repairs or alterations that may become necessary or useful during the term of the lease, without any compensation or reduction in the rent, except where these last for more than 40 days. Except in the case of serious misconduct or negligence, the lessor shall not be responsible for the inconvenience and damage that may be occasioned by any interruption in the operation of one or other of the installations existing in the premises, irrespective of the length of time this lasts.

The lessee shall not be able to claim any compensation or reduction in the rent in the event of inconveniences or temporary discontinuance of the general services of the building further to repairs, conversions or as a result of events described in Belgian law, legal doctrine or jurisprudence as being of extraneous cause.

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ARTICLE 11 - CHANGE IN PROVISIONS

The completed building is in compliance with the legal and regulatory provisions that were in force on the date of the building permit.

Any costs resulting from modifications to the provisions or supplementary fitting-out that would be required by the law, the authorities or the regulations, in particular as regards town planning and workplace protection matters, on account of the lessee's activities in the rented premises, that occasioned expenses both in the communal areas and in the private areas of the building, shall be borne by each of the tenants in the building whose rented premises are affected by such expenses.

If the modification of the provisions only affects the rented premises, the cost of such a modification shall be borne exclusively by the lessee.

In these cases, the lessor shall be entitled to claim back the costs of the expenses directly from the lessee and, as the case may be, from the other tenants affected in proportion to their quotas in the building.

ARTICLE 12 - MODIFICATIONS TO THE RENTED PREMISES

No construction, demolition, alteration, embellishment or improvement may be made by the lessee in the rented premises without the lessor's prior written authorisation. If the lessor gives its consent, the works may only be carried out at the lessee's expense and it will be only the latter who may be held liable. The lessor reserves the right to inspect the works that it has authorised.

Likewise, for all fitting-out in the rented premises, the lessee must comply with all the safety regulations that may apply to the building, the town planning and environmental permit, the general rules and regulations governing workplace protection (R.G.P.T.), fire protection rules NBN S21.201 (terminology), NBN S21-202 and its addendum (protection in tall and medium buildings - general terms and conditions), NBN S21-207 (tall buildings) and the associated standards, including the safety standards laid down by the insurance company and the fire brigade of the city of Brussels, but insofar as these regulations and standards apply to the building.

If this condition is not met (and the lessee will be obliged to justify compliance therewith at any time vis-a-vis the lessor), the lessor may call for the partitioning or other fittings to be removed at the lessee's expense, without prejudice to what was said in the previous paragraphs.

The lessee shall in all cases be obliged, before the date it returns the premises to the lessor, either to restore the rented premises to their original pristine state at its own expense or to renounce all or part of these constructions, alterations or embellishments without compensation, if the lessor agrees to keep them.

If the lessee so requests, the lessor shall decide what it agrees to keep two months before the end of the lease.

ARTICLE 13 - INCIDENTAL SERVICES

a)       DEFINITION

Subject to payment as specified in Article 13.d) below, the lessor shall provide the lessee with the services referred to as being incidental to the letting, or have these provided by a third party managing the building. These are listed as follows:

the costs relating to heating and air conditioning of the premises including maintenance costs, repair costs, the premium relating to the full cover, as well as the costs relating to any communal technical installations whatsoever with which the building is or will be fitted, such as, for example (without this list being exhaustive), the system of fire detection and extinction, emergency and safety lighting, etc.

the costs of lighting of the communal and private areas;

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the supply of water;

the costs of security services and surveillance of the building, which includes the recruitment of a caretaker and/or a security service;

the cleaning of the facades and the outside windows, and the payment of the staff hired to do this work;

the use of the communal areas such as the reception services, the telephone and the other telecommunication services;

the cleaning of the communal areas and the costs of repair and maintenance, including the area around the building, the pavements and the removal of ice and snow;

the costs of gardening, maintenance and replacement of flower beds and/or decorative plants in the communal areas;

the costs of maintenance and operation of the lifts, including the comprehensive insurance premium;

in general all the costs incurred for the technical inspections laid down by the regulations;

refuse removal;

clearing-out of drains;

maintenance of roof impermeability;

the insurance premiums;

the management costs, including payment of the manager.

This list is indicative and not exhaustive, it also being understood that some of these services as listed above may yet, after consultation with the lessee, be scrapped or withdrawn, if this were to prove necessary. However, the above services do not cover the charges incumbent upon the lessee by virtue of the rules of civil law and payable by the latter pursuant to this agreement.

b)       MANAGEMENT OF THE BUILDING

Until further notice from the lessor - who may intervene at any time during the course of the lease -, the provision of the incidental services to which the lessor commits itself shall be entrusted to the company S.A. COMPAGNIE IMMOBILIERE DE BELGIQUE.

The lessee expressly indicates its agreement with this choice.

c)       PRICE

The price of the services incidental to the letting shall be billed at their real cost. This cost does not include the manager's fees, or VAT on these fees, which are billed in addition.

d)       PAYMENT

The lessee will be billed for the cost of these services on a quarterly basis, in the form of a payment on account.

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A final settlement of account will be drawn up once a year, on the date set by the manager of the building.

The documents in proof for this settlement of account will be made available to the lessee at the manager's registered office.

Since the lessee's quota in the rented building is 2,369 hundred-thousandths on the date of signing of this lease, the quarterly payment on account will amount to the sum of BEF 235,000 + VAT (two hundred and thirty-five thousand francs) for the premises let to the lessee. This shall be payable in advance, at the same time as the rental.

However, the lessor and/or the manager may modify the amount of the payment on account at any time, taking into account the real cost of the services provided.

Both the quarterly payments on account and the annual balance shall be payable into bank account no. 191-2542422-18 or into any other account that the lessor or manager may specify.

e)       BILLING

The lessee shall be billed for the communal charges by the lessor or by the manager entrusted with the billing of the incidental services. This billing shall be effected in accordance with the VAT system applicable to the operation in question. Neither the lessor nor the manager guarantees that the lessee will be able to deduct this VAT, either wholly or in part.

If the tax authorities were to refuse such a deduction, the lessee would not then have any recourse vis-a-vis the lessor or the manager.

f)       PRIVATE AREAS

The lessee shall pay the costs of occupation specific to it directly, and in particular the bills for electricity, water and gas or fuel oil consumption for the private areas, as well as the charges for the rental, installation or connection of the meters opened in its name, from the date the lease enters into force.

The lessee may have telephones and telex machines installed in the private areas of the rented premises, solely at its own expense and without this resulting in any damage to the premises.

g)       ADDITIONAL CONSUMPTION

The building's normal operating hours are Monday to Friday inclusive, from 7.00 a.m. to 6.00 p.m. If the lessee wants the building's technical installations to remain operational outside these operating hours, it shall be obliged to make a written request to the manager to this end, at least 48 hours in advance. The lessee shall be billed for the additional hours during which the technical installations are in operation, by way of private charges in accordance with the detailed account drawn up by the manager of the building.

ARTICLE 14 - INSURANCE AND RENUNCIATION OF RECOURSE

In order to avoid recourse to a large number of bodies and to benefit from advantageous premium rates, all insurance policies relating to the building and its operation shall be taken out by the lessor or the manager.

The insurance premiums relating thereto as well as any first losses in the event of an accident shall be divided proportionally to the quotas attributed to the rented premises, as defined in Article 1 of this lease contract. The lessee shall bear the costs of all said first losses if the accident only affects its private premises.

The lessee shall have all items of movable property in the rented premises insured at its own expense, including the partitioning and the fittings that are incorporated therein and all fitting-out or decoration work that it carries

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out or has carried out on its account. Its policy shall cover risks of fire, explosion and water damage, at least.

A copy of this policy shall be forwarded to the lessor at the latest one month after the date on which this lease takes effect.

All policies shall stipulate that the insurance may not cease to have effect, for any reason whatsoever, other than subject to prior notice of three months being given to the lessor.

The parties to the present lease contract mutually renounce any recourse they may possibly be entitled to exercise against each other, and against the owner, the long-lease holder, the tenant, the subtenant, the assignor, the assignee, the occupant, the managers and the caretakers of the building, as well as against persons in their service and their representatives, on account of any losses they may incur due to regrettable events such as fire, water damage or accidents, and undertake to have this waiver also accepted by all sub-tenants or occupants and by their insurers, but for the maintaining of recourse against anyone guilty of a serious offence or deliberate transgression of duty.

It is stipulated that the lessee expressly declares having renounced unreservedly all recourse that it might exercise under the terms of Articles 1386 and 1721 of the Civil Code.

Should the activities of the lessee or of those to whom it is answerable give rise to an increase in the insurance premiums payable by the lessor or by any other tenants in the building, this premium increase shall be borne exclusively by the lessee.

ARTICLE 15 - EXPROPRIATION

Should the rented property be expropriated, in whole or in part, for public use, the lessee shall not be able to claim any compensation from the lessor.

The lessee may only assert its rights against the expropriating authority and shall not be able to claim any compensation from it or make any claims that could reduce in any way the compensation accruing to the lessor.

ARTICLE 16 - INTEREST

Without prejudice to all other rights that the lessor may assert or actions it may take, all sums payable or to be payable by the lessee pursuant to this lease shall be liable, ipso jure and without official notice of default, to interest - from the date on which said sums fall due - equal to the base rate applied by the Generale Banque for a cash credit, in force at the time it becomes payable, plus 2% per annum.

However, this rate of interest may in no case be lower than 10% per annum or higher than 12% per annum.

ARTICLE 17 - END OF LEASE - VISITING RIGHTS

Should all or part of the rented property be sold, the lessor's rights and obligations shall be taken over in full by the new owner(s).

The lessor or manager may visit the premises at any time if it deems this necessary. However, it must advise the lessee and the latter may have the lessor's representative accompanied by one of its own representatives.

During the six months prior to the end of the lease, as well as in the event of the building being put up for sale, the lessee shall allow notices to be put up advertising the fact that the premises are being put up for let or the building put up for sale.

The lessee shall also allow the rented premises to be visited by people accompanied by a representative of the lessor or the manager two days per week and for four hours per day.

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ARTICLE 18 - CHARGES - DUTIES - REGISTRATION FEES

Any fees and duties of any nature whatsoever that may result from the conclusion of this lease contract, including registration fees, stamp duties, fines and any duplicate fees, shall be payable by the lessee, who shall carry out the necessary administrative formalities and provide the lessor with a duly registered original.

Exclusively for the collection of registration fees, and without it being possible to draw any inference therefrom between the parties, the charges incumbent upon the lessee, aside from the payment of the rental, shall be assessed at ten percent of the amount of the annual rental per year.

ARTICLE 19 - EXONERATION OF THE RESPONSIBILITY OF THE LESSOR AND ITS RIGHTFUL CLAIMANTS

The lessor and its rightful claimants accept no responsibility for any prejudicial event caused to the lessee or to third parties temporarily in its premises, by their officers, in particular by process servers or caretakers.

The lessee must assume responsibility for the guarding and effective protection of the premises it is letting, including the common areas of the building. It expressly exonerates the lessor and its rightful claimants from any responsibility in the case of theft or criminal attempt that may be committed in the rented premises.

It shall also assume all the consequences resulting for a malicious action occurring in the building, either on its own if this action only concerns its private premises, or jointly with the other tenants if this action concerns the communal premises.

In the event of administrative proceedings or legal action being brought against the lessor on account of the lessee's activity or presence in the rented premises, the lessee undertakes to fight for the lessor's cause, intervene in any action brought against the lessor, and protect it against any resulting judgement.

ARTICLE 20 - CANCELLATION

In the event of the lease contract being cancelled unilaterally by the lessee, the latter shall bear all the costs, outlays and expenses of any kind resulting from its failure to meet its obligations and from the cancellation of the contract, including all the legal costs incurred by the lessor, and shall pay not only the rental, communal charges and advance levy on income derived from real estate through to the expiration of the three-year period under way, but also re-letting compensation equivalent to six months' rental, all of which without prejudice to any other damages and any compensation that may be payable on account of damage caused by the lessee and any other deterioration ascribable to it.

ARTICLE 21 - PARTIAL NULLITY

The fact of one or more of the provisions in this agreement being null and void cannot entail the nullity of the entire agreement.

ARTICLE 22 - DOMICILE

For all matters relating to the performance of this contract, the lessee elects domicile at the rented premises, and the lessor elects domicile at its registered office.

ARTICLE 23 - DATE OF NOTIFICATIONS

All notifications served by registered letter in execution of this lease shall be deemed to be given on the date on which the registered letter is handed in at the post office, with the date of the receipt serving as proof.

ARTICLE 24 - COMPETENT LAW

For all that which is not expressly provided for in this agreement, the parties shall refer to Belgian law and current practices in Brussels. In the event of a dispute, the courts of Brussels shall have sole jurisdiction.

ARTICLE 25 - SPECIAL CONDITIONS

The S.D.R.B constituted a right of long lease to the benefit of the public limited company S.A. WANG EUROPE under the terms and conditions of a deed executed before a notary public on 27 October 1986, before Mr Michel GEIGER, Commissioner in the First Building Acquisition Committee in Brussels (acting on behalf of and on account of the State) and amended and co-ordinated by additional clauses dated 28 June 1990 and 5 July 1990.

The lessee acknowledges having familiarised itself with the content of this long-lease contract and the annexes thereto.

The aforementioned long-lease contract was transferred by S.A. WANG EUROPE to S.
A. EVERE REAL ESTATE, in accordance with the terms and conditions of the deed and its additional clauses cited in this article.

The lessee undertakes to comply with all the terms and conditions of the long-lease contract, even those applicable to the lessor.

The lessee shall provide the lessor or its representative with all the information concerning its employment level in accordance with the criteria listed in Article 26 of the long-lease contract.

ARTICLE 26 - SUSPENSIVE CONDITION

This lease may only enter into force and become applicable on the condition that, in accordance with the conditions governing the long-lease contract referred to in Article 25, the lessee has obtained the written agreement of the S.D.R.B. to occupy the building forming the subject of this lease.

If this condition has not been met by 31 July 1997, the parties agree that the present lease shall only enter into force on the date on which said condition has been fulfilled.

The parties agree to regard this lease as null and void and without effect if this condition has not been met by 31 August 1997.

Drawn up in good faith, in triplicate,
in Brussels, on 18.07.97
with one copy intended for the Registration Department, and each of the parties acknowledging having received their respective copy.

<signed>                                    <signed>

The lessee                                  The lessor

<Stamp:>

DUPLICATA
REGISTERED: nineteen ROLL(S) without REFERRAL(S)
IN THE 4TH OFFICE OF THE BRUSSELS REGISTRATION DEPARTMENT
ON the ninth of September 19 ninety-seven
VOL. 642 SHEET 23 SECTION 127
RECEIVED: sixty-five thousand five hundred and seventy-eight francs (F 65,578) THE RECEIVING OFFICER,
<signed>
DE PUS G.

                       CODICIL NO. 1 TO THE LEASE CONTRACT
                                 OF 18 JULY 1998

BETWEEN: IMMOBILIERE DE LA RUE DE STRASBOURG S.A.
         Acting as manager of the joint-venture association with EVERE REAL ESTATE S.A.
         Established at Place Ste Gudule 19, 1000 Brussels

         Represented for the purposes of this agreement by PETERCAM SECURITIES, itself represented by Mr Dirk VAN DEN BROEK,
         Managing Director

         Referred to hereinafter as "THE LESSOR"

                                                         ON THE ONE HAND,

AND:     NATIONAL TECH TEAM EUROPE S.A.

         Established at Rue du Planeur 6-10
         1130 Brussels

         Represented for the purposes of this agreement by Mr Christoph NEUT, General Manager

         Referred to hereinafter as "THE LESSEE"

                                                         ON THE OTHER HAND,

THE FOLLOWING HAS BEEN EXPRESSLY AGREED

ARTICLE 1 - SUBJECT OF THE LEASE

The lessor additionally lets out to the lessee, who accepts, the property, described below, located in the building at 6-10 Rue du Planeur, 1130 Brussels:

         An archive room measuring 20 m(2), situated on level -1, representing 0 hundred-thousandths of the communal areas,

         and delimited by a red border on the plan enclosed herewith. The lessee is perfectly familiar with this room and does not request any more detailed description thereof.

ARTICLE 2 - TERM OF THE CONTRACT

This codicil enters into force on 1 August 1998.

For the rest, the parties refer to Article 4 of the lease contract that they concluded on 18 July 1997.

ARTICLE 3 - INVENTORY OF FIXTURES AND FITTINGS

The lessee declares that it is familiar with the premises and does not request any more detailed description thereof.

For the rest, the parties refer to Article 2 of the lease contract that they concluded on 18 July 1997.

ARTICLE 4 - RENTAL

The letting is granted and accepted subject to an additional quarterly basic rental of BEF 17,500 (seventeen thousand five hundred francs).

This will be payable for the fist time on 1 August 1998, and will then be paid and indexed in accordance with the terms and conditions governing the basic lease, the base index being that of June 1997, i.e. 121.67 points.

ARTICLE 5 - GENERAL CLAUSE

All the clauses and conditions of the lease of 18 July 1997 remain unchanged and apply in full to this codicil, without reservation or restriction.

Drawn up in good faith, in triplicate, in Brussels, on 23.10.98

With one copy intended for the Registration Department, and each of the parties acknowledging having received its respective copy.

<signed>                              <signed>

The lessee                            The lessor

<Stamp:>
REGISTERED: three ROLL(S) without REFERRAL(S)
<illegible>
ON 29 November 1998
VOL. 672 SHEET 3 SECTION 75
RECEIVED: one thousand two hundred and thirty-two francs (F 1,232) THE RECEIVING OFFICER,

<signed>

[PLAN]

SECTIONAL VIEW OF FLOOR -1

HYDRANT
DOOR

                       CODICIL NO. 2 TO THE LEASE CONTRACT
                                 OF 18 JULY 1997

BETWEEN: IMMOBILIERE DE LA RUE DE STRASBOURG S.A.
         Acting as manager of the joint-venture association with EVERE REAL ESTATE S.A.
         Established at Place Ste Gudule 19, 1000 Brussels

         Represented for the purposes of this agreement by PETERCAM SECURITIES, itself represented by Mr Dirk VAN DEN BROEK,
         Managing Director

         Referred to hereinafter as "THE LESSOR"

                                                         ON THE ONE HAND,

AND:     NATIONAL TECH TEAM EUROPE S.A.

         Established at Rue du Planeur 6-10
         1130 Brussels

         Represented for the purposes of this agreement by Mr Christoph NEUT, General Manager

         Referred to hereinafter as "THE LESSEE"

                                                         ON THE OTHER HAND,

THE FOLLOWING HAS BEEN EXPRESSLY AGREED

ARTICLE 1 - SUBJECT OF THE LEASE

The lessor additionally lets out to the lessee, who accepts, the property, described below, located in the building at 6-10 Rue du Planeur, 1130 Brussels:

the first floor of block D, representing approximately 615 m(2) and 2,769 hundred-thousandths in the communal areas,

four outside parking spaces, representing 0 hundred-thousandths in the communal areas.

These premises are delimited by a red border on the plan enclosed herewith. The lessee is perfectly familiar with them and does not request any more detailed description thereof.

ARTICLE 2 - TERM OF THE CONTRACT

This codicil enters into force on 1 December 1999.

For the rest, the parties refer to Article 4 of the lease contract that they concluded on 18 July 1997.

ARTICLE 3 - INVENTORY OF FIXTURES AND FITTINGS

The lessee declares that it is familiar with the premises and does not request any more detailed description thereof.

For the rest, the parties refer to Article 2 of the lease contract that they concluded on 18 July 1997.

ARTICLE 4 - RENTAL

The letting is granted and accepted subject to an additional annual basic rental of BEF 3,052,000 (three million and fifty-two thousand francs).

This will be payable for the fist time on 1 December 1999, and will then be paid and indexed in accordance with the terms and conditions governing the basic lease, the base index being that of June 1997, i.e. 121.67 points.

ARTICLE 5 - RENTAL GUARANTEE

The amount of the rental guarantee is increased from BEF 1,656,000 (one million six hundred and fifty-six thousand francs) to BEF 3,182,000 (three million one hundred and eighty-two thousand francs).

For the rest, the provisions of Article 7 of the main lease contract apply to this codicil.

ARTICLE 6 - INCIDENTAL SERVICES

Dating from the entry into force of this codicil, the lessee's quota in the building shall increase from 2,369 hundred-thousandths to 5,097 hundred-thousandths and the quarterly payment on account intended for financing the incidental services shall be raised from BEF 235,000 to BEF 500,000.

The other provisions of Article 13 of the main lease contract remain unchanged.

ARTICLE 7 - CHARGES, DUTIES AND TAXES

By departure from Article 9 of the main lease contract, the lessee shall pay the long-lease rent relating to all the rented property, as from the entry into force of this codicil.

ARTICLE 8 - GENERAL CLAUSE

All the clauses and conditions of the lease of 18 July 1997 remain unchanged and apply in full to this codicil, without reservation or restriction.

Drawn up in good faith, in triplicate, in Brussels, on 23.11.99

With one copy intended for the Registration Department, and each of the parties acknowledging having received its respective copy.

<signed>                        <signed>

The lessee                      The lessor

[PLAN]

BLUE STAR
DEF
FLOOR +1

<Stamp:>
REGISTERED: one ROLL(S) without REFERRAL(S)
IN THE <illegible>OFFICE OF THE BRUSSELS REGISTRATION DEPARTMENT
ON 28 February 2000
VOL. 6/5 SHEET 37 SECTION 6
RECEIVED: one thousand francs (F 1,000)
THE CHIEF INSPECTOR
<signed>

                                  CODICIL NO. 4
                      TO THE LEASE CONTRACT OF 18 JULY 1997

BETWEEN: EVERE REAL ESTATE S.A.
         Established at Place Ste Gudule 19, 1000 Brussels

         Represented for the purposes of this agreement by PETERCAM SECURITIES, itself represented by Mr Dirk VAN DEN BROEK,
         Managing Director

         Referred to hereinafter as "THE LESSOR"

                                                         ON THE ONE HAND,

AND:     TECH TEAM EUROPE S.A.

         Established at Rue du Planeur 10
         1130 Brussels

         Represented for the purposes of this agreement by Mr Christoph NEUT, General Manager

         Referred to hereinafter as "THE LESSEE"

                                                         ON THE OTHER HAND,

THE FOLLOWING HAS BEEN EXPRESSLY AGREED

ARTICLE 1 - SUBJECT OF THE LEASE

The lessor additionally lets out to the lessee, who accepts, the property, described below, located in the building at 10 Rue du Planeur, 1130 Brussels:

         - the third floor of block B, representing approximately 1,111 m(2)and 4,548 hundred-thousandths in the communal areas,

         - sixteen outside parking spaces, representing 0 hundred-thousandths in the communal areas.

These premises are delimited by a red border on the plan enclosed herewith. The lessee is perfectly familiar with them, and does not request any more detailed description thereof. However, the surface areas let are not guaranteed, so that the difference, whether greater or smaller, should this be in excess of 1/20th, shall be to the benefit or to the loss of the lessee, respectively.

ARTICLE 2 - TERM OF THE CONTRACT

This codicil enters into force on 1 July 2001 and shall come to an end, ipso jure, on 31 July 2006.

For the rest, the parties refer to Article 4 of the lease contract that they concluded on 18 July 1997.

ARTICLE 3 - INVENTORY OF FIXTURES AND FITTINGS

The lessee declares that it is familiar with the premises and does not request any more detailed description thereof.

The inventory of fixtures and fittings upon entry shall be drawn up at the latest two weeks after the work referred to in Article 4 below has been carried out.

For the rest, the parties refer to Article 2 of the lease contract that they concluded on 18 July 1997.

ARTICLE 4 - RENTAL

From the date of entry into force mentioned in Article 2 of this codicil, the basic annual rental determined in the lease contract of 18 July 1997 will be increased by (euro) 164,976.25 (one hundred and sixty-four thousand nine hundred and seventy-six euros and twenty-five euro cents), i.e. BEF 6,655,125 (six million six hundred and fifty-five thousand one hundred and twenty-five Belgian francs) - (value June 1997).

The first payment of the aforementioned rental increase shall be reduced to the tune of a maximum lump-sum figure, justified by invoices, of (euro) 42,000 (forty-two thousand euros) that the lessee will have incurred for the fitting-out of the rented premises.

Moreover, the lessee shall benefit from three months' exemption from rent counting from the date on which this codicil comes into force (although the charges, duties and taxes will be payable during this period). The granting of this rent exemption is subject to the lease of 18 July 1997 arriving at its end date of 31 July 2006. Should the lessee take the initiative of cancelling the said lease, in full or in part, at the end of the three-year period closing on 31 July 2003, it shall then be liable to pay the lessor the aforementioned three-month rent exemption by way of compensation, plus the indexing that had occurred in the meantime.

ARTICLE 5 - RENTAL GUARANTEE

The amount of the rental guarantee is to be adjusted in accordance with the provisions of Article 7 of the main lease contract of 18 July 1997.

ARTICLE 6 - INCIDENTAL SERVICES

Dating from the entry into force of this codicil, the lessee's quota in the building shall increase from 5,097 hundred-thousandths to 9,645 hundred-thousandths and the quarterly payment on account intended for financing the incidental services will be raised from (euro) 12,394.68 (twelve thousand three hundred and ninety-four euros and sixty-eight euro cents) to (euro) 23,549.88 (twenty-three thousand five hundred and forty-nine euros and eighty-eight euro cents).

ARTICLE 6B - HEATING OUTSIDE OF NORMAL OFFICE HOURS

At the express request of the lessee, the heating may be on 24 hours a day, seven days a week, during the period in which the heating is used, in order to ensure a normal level of comfort for the staff on night and weekend shifts.

In this hypothesis, the distribution ratio for gas consumption allotted to the floor or floors permanently occupied will be increased by 30%. For information purposes only, and on the basis of the price of gas in force at the time this codicil is signed, the extra amount to be paid by way of communal charges that this would result in is put at (euro) 2,500 (two thousand five hundred euros) per year.

ARTICLE 7 - PRE-EMPTIVE RIGHT

The lessor grants the lessee a pre-emptive right to office floor A3 and to sixteen outside parking spaces.

The lessor or its manager shall notify the lessee by registered letter of the interest shown by a third party and of the letting conditions agreed with the latter, and shall provide it with a copy of the candidate's letter of intent. The lessee will have a period of fifteen calendar days in which to accept these conditions, both in respect of the financial terms and as regards the date of entry into force of the let. Once this period has lapsed, the lessor will be free to conclude the lease with the aforementioned third party.

ARTICLE 8 - GENERAL CLAUSE

All the clauses and conditions of the lease of 18 July 1997 remain unchanged and apply in full to this codicil, without reservation or restriction.

Drawn up in good faith, in triplicate, in Brussels, on 16.07.01.

With one copy intended for the Registration Department, and each of the parties acknowledging having received its respective copy.

<signed>                              <signed>

The lessee                            The lessor

                                  Codicil no. 5
                      to the lease contract of 18 July 1997
       between IMMOBILIERE DE LA RUE DE STRASBOURG and EVERE REAL ESTATE,
                                 on the one hand
                  and NATIONAL TECH TEAM EUROPE, on the other,
                 in relation to the BLUE STAR building in EVERE

Between

- EVERE REAL ESTATE, a public limited company with its registered office established at Hippokrateslaan 16, 1932 Zaventem, and listed in the Brussels Trade Register under number 548.969,

Represented for the purposes of this agreement by its director, the public limited company BANIMMO REAL ESTATE MANAGEMENT COMPANY, abbreviated to BREMCo, with its registered office established at Hippokrateslaan 16, 1932 Zaventem, listed in the Brussels Trade Register under number 642.024, in turn represented by two directors:

- the limited liability partnership ANDRE BOSMANS MANAGEMENT, established at Posteernestraat 42, 9000 Ghent, represented for the purposes of this agreement by its business manager Mr Andre Bosmans,

- the limited liability partnership MARTIN DE WAELE MANAGEMENT, established at Gloriantlaan 6, 3060 Bertem, represented for the purposes of this agreement by its business manager Mr Martin De Waele;

                                      Hereinafter referred to as "THE LESSOR",

And

- TECH TEAM EUROPE, a public limited company with its registered office established at Zweefvliegtuigstraat 10, 1030 Brussels, and listed in the Brussels Trade Register under number 604.800, represented for the purposes of this agreement by Mr Christoph Neut, general manager,

                                      Hereinafter referred to as "THE LESSEE",

THE FOLLOWING IS EXPOUNDED BY WAY OF A PRELIMINARY STATEMENT:

1. Pursuant to the private agreement of 18 July 1997, the joint-venture association between IMMOBILIERE DE LA RUE DE STRASBOURG and EVERE REAL ESTATE leased out to the lessee office space on the ground floor in the Blue Star building in Evere. The lease came into effect on 1 August 1997 for a period of nine years, to come to an end, ipso jure, on 31 July 2006, without the possibility of tacit renewal.

2. Further to a private agreement dated 31 December 1999, the above-named joint-venture association was dissolved and EVERE REAL ESTATE acquired the full management of the building. It thus replaced the original association for all effects of the above-mentioned lease contract and its codicils.

3. Further to various codicils to the agreement of 18 July 1997, additional space was let, namely archives rooms on level -1 and office space on the first and third floors, as well as 20 parking spaces. These additional lets all come to an end on 31 July 2006, together with the original lease.

4. The lessee now wishes to rent additional space in the same building.

THE FOLLOWING IS EXPRESSLY AGREED:

ARTICLE 1 - BASIC AGREEMENT

For all points that are not changed in this codicil, the Parties refer to the lease contract concluded on 18 July 1997, hereinafter referred to as the basic agreement. All provisions of the basic agreement and the previous codicils that are not changed in this codicil therefore remain in force without novation.

ARTICLE 2 - SUBJECT

The lessor leases to the lessee, who accepts:

- Office space A3 on the third floor of block A of the Blue Star complex at Zweefvliegtuigstraat 10, Evere (1030 Brussels)

-        An archives room on level -1 of Block A of the same complex

-        Twelve above-ground parking places, at the same complex.

The offices are delivered in their current state, including partitioning. The lessee is familiar with them. The site description will occur when the lessee has completed the work involving the adaptation of the partitioning and has replaced the fitted carpet and cleaned up the toilet block pertaining to the A3 office space. The lessee states that it does not need the lessor to provide it with a more detailed description.

The following quotas are allotted to these additional surface areas:

-        Office space: 2,819 hundred-thousandths in the communal charges

-        Archive room: zero

-        Parking spaces: zero.

ARTICLE 3 - TERM

This codicil enters into force on 1 February 2003 and will come to an end at midnight on 31 July 2006, without prior notice, on account of the mere lapsing of this term.

ARTICLE 4 - RENTAL

The annual basic rental is raised, with effect as of 1 February 2003, by(euro)112,970.00 (one hundred and twelve thousand nine hundred and seventy euros), namely:

-        for the office space:(euro)101,022.0

-        for the archives room:(euro)3,920.00

-        for the parking spaces:(euro)8,028.00.

The costs of the replacement of the fitted carpet (as desired by the lessee but with the lessor's prior permission) shall be defrayed by the lessor by means of a reduction in the first rental to be paid, to the tune of (euro) 16.00 per square metre of fitted carpet.

The first increase in the rental shall be payable into account no. 001-3807900-47 in the lessor's name, on 1 February 2003 for the months of February and March 2003.

ARTICLE 5 - INDEXING

Article 6 of the basic agreement is applicable in full.

However, the health index for the month of January 2003 will be taken into account as a base index as regards the letting of the additional space. The rental for this will be adjusted every year on 1 February, and for the first time on 1 February 2004.

ARTICLE 6 - COMMUNAL CHARGES

The quarterly payment on account for the financing of the communal charges is raised to (euro) 36,600.00 + VAT, counting from 1 February 2003. The first payment will be calculated pro rata temporis for the period running until the end of the calendar quarter. This payment on account and the periodic regularisation account settlements should be paid into account no. 068-2394384-63 in the name of the manager.

ARTICLE 7 - GUARANTEE

The guarantee provided for in Article 7 of the basic agreement must be increased in accordance with the rules and lead times laid down in the aforementioned article.

ARTICLE 8 - COSTS

Any costs and fees pertaining to this codicil, registration fees, stamp duties, any fines (except those ascribable to the lessor), and other charges shall be payable by the lessee. Only for the levying of the registration fees are the charges not expressed in figures estimated at 10% of the rental.

Within eight days of the signing of this codicil, the lessee shall provide the lessor, who is responsible for the registration formalities, with a suitable payment on account to cover the registration fees and stamp duties. In the event of failure to effect this payment, the lessee shall be responsible for the fines and interest that may be payable on account of late registration.

THUS DRAWN UP IN GOOD FAITH, IN BRUSSELS, ON 06.02.03, in four copies, with one intended for the Registration Department. Each of the parties acknowledges having received its respective copy.

<Hand-written mention:>
Exceptionally, the lessor grants the lessee a rent-free period of three months for the A3 office space, beginning on 01/02/2003 and ending on 30/04/2003.

<signed>          <signed>            <signed>

The lessor                            The lessee

<Stamp:>
CHRISTOPH NEUT
Vice President Techteam Europe
Zweefvliegtuigstraat 10
1130 BRUSSELS, BELGIUM
Tel.: +32 2 706 25 01

<Stamp:>
REGISTERED: part REFERRAL(S)
IN THE OFFICE OF THE S. JOOST-TEN <illegible> REGISTRATION DEPARTMENT
ON 22 April 2003
VOL. 6 R SHEET 18 SECTION 63
RECEIVED: eight hundred and sixty-nine euros and eighty-seven euro cents (EUR 869.87)
THE RECEIVING OFFICER
<signed>

                                  Codicil no. 6
                      to the lease contract of 18 July 1997
       between IMMOBILIERE DE LA RUE DE STRASBOURG and EVERE REAL ESTATE,
                                 on the one hand
                  and NATIONAL TECH TEAM EUROPE, on the other,
                 in relation to the BLUE STAR building in EVERE

Between

- EVERE REAL ESTATE, a public limited company with its registered office established at Hippokrateslaan 16, 1932 Zaventem, and listed in the Brussels Trade Register under number 548.969, represented by two members of its management committee:

- the limited liability partnership ANDRE BOSMANS MANAGEMENT, established at Posteernestraat 42, 9000 Ghent, represented for the purposes of this agreement by its business manager Mr Andre Bosmans,

- the limited liability partnership MARTIN DE WAELE MANAGEMENT, established at Gloriantlaan 6, 3060 Bertem, represented for the purposes of this agreement by its business manager Mr Martin De Waele;

                                      Hereinafter referred to as "THE LESSOR",

And

- TECH TEAM EUROPE, a public limited company with its registered office established at Zweefvliegtuigstraat 10, 1030 Brussels, and listed in the Brussels Trade Register under number 604.800, represented for the purposes of this agreement by Mr Christoph Neut, General Manager,

                                      Hereinafter referred to as "THE LESSEE",

THE FOLLOWING IS EXPOUNDED BY WAY OF A PRELIMINARY STATEMENT:

1. Pursuant to the private agreement of 18 July 1997, the joint-venture association between IMMOBILIERE DE LA RUE DE STRASBOURG and EVERE REAL ESTATE leased out to the lessee office space on the ground floor in the Blue Star building in Evere. The lease came into effect on 1 August 1997 for a period of nine years, to come to an end, ipso jure, on 31 July 2006, without the possibility of tacit renewal.

2. Further to a private agreement dated 31 December 1999, the above-named joint-venture association was dissolved and EVERE REAL ESTATE acquired the full management of the building. It thus replaced the original association for all effects of the above-mentioned lease contract and its codicils.

3. Further to various codicils to the agreement of 18 July 1997, additional space was let, namely archives rooms on level -1 and office space on the first and third floors, as well as 32 parking spaces. These additional lets all come to an end on 31 July 2006.

THE FOLLOWING IS EXPRESSLY AGREED:

ARTICLE 1 - BASIC AGREEMENT

For all points that are not changed in this codicil, the Parties refer to the lease contract concluded on 18 July 1997, hereinafter referred to as the basic agreement. All provisions of the basic agreement and the previous codicils that are not changed in this codicil therefore remain in force without novation.

ARTICLE 2 - ADDITIONAL SPACE

The lessor leases to the lessee, who accepts:

- The office space A4 (678 m(2) gross), A5 (723 m(2) gross) and A6 (723 m(2)) on the fourth, fifth and sixth floors of block A of the Blue Star complex at Zweefvliegtuigstraat 10, Evere (1030 Brussels)

- Office space B4 (1,111 m(2) gross) on the fourth floor of block B of the same complex

-        Forty-seven above-ground parking places, at the same complex.

The offices are delivered in their current state, with which the lessee is familiar. The site description will occur after the adaptation work that will be carried out by the lessee after entry into force of this codicil. At the end of the lease period the lessee must remove the cabling and partition walls that it has installed.

The following quotas are allotted to these additional surface areas:

-        Office space A4: 2,819 hundred-thousandths in the communal charges

-        Office space A5: 3,010 hundred-thousandths in the communal charges

-        Office space A6: 3,010 hundred-thousandths in the communal charges

-        Office space B4: 4,548 hundred-thousandths in the communal charges

ARTICLE 3 - TERM

The additional letting agreed pursuant to this codicil commences on 1 April 2003 and will come to an end at midnight on 31 July 2006, without prior notice, on account of the mere lapsing of this term.

ARTICLE 4 - RENTAL

The annual basic rental for the additional space is set at(euro)513,458.00, namely:

-        for office space A4:          (euro) 101,022.00

-        for office space A5:          (euro) 107,727.00

-        for office space A6:          (euro) 107,727.00

-        for office space B4:          (euro) 165,539.00

-        for the parking spaces:       (euro)  31,443.00

This rental is linked to the index of the month of November 2002, which is used as the base index, namely 110.46, as long as the health index is applied. The first annual additional rental to be paid shall be the result of the adaptation of the basic rental to the evolution of this index, with the new index being that of March 2003. Subsequent adaptations shall be made on 1 April of every year, and for the first time in 2004, in accordance with the rules of Article 6 of the basic agreement.

As regards the office space A4 and B4 and 25 parking paces, the lessee shall enjoy five months' free rent, so that the first rental payment relating thereto shall be made on 1 September 2003, pro rata temporis for the period remaining until the end of the calendar quarter under way.

As regards office space A5 and A6 and 22 parking spaces, the lessee shall enjoy six months' free rent, so that the first rental payment relating thereto shall be made on 1 October 2003.

The cost of replacement (as desired by the lessee but subject to the lessor's prior permission) of the carpet in the rented premises and in the entrance hall of the third, fourth, fifth and sixth floors of buildings A and B shall be defrayed by the lessor by means of a reduction in the first rental to be paid, to the tune of the price of the fitted carpet, excluding VAT, provided that proof of the relevant invoices is presented by the lessee, but subject to a maximum of (euro) 16 per square metre of carpet replaced.

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Furthermore, by means of a reduction in the first rental to be paid, the lessor shall defray the costs of the levelling work carried out by the lessee on floors A3, A4, B4, A5 and A6, to the sum of the net price of these levelling works, excluding VAT, albeit subject to a maximum of (euro) 22,000.

ARTICLE 5 - COMMUNAL CHARGES

The quarterly payment on account for the financing of the communal charges is raised from 1 April 2003. You will be given conformation of the amount of this payment on account and the periodic regularisation account settlements, and these should be paid into account no. 068-2394384-63 in the name of the manager.

ARTICLE 6 - GUARANTEE

The guarantee provided for in Article 7 of the basic agreement must be increased in accordance with the rules and lead times laid down in the aforementioned article.

ARTICLE 7 - POSSIBILITY OF CANCELLING CODICIL 2

From 1 August 2003, the lessee shall be able to cancel codicil 2, relating to the first floor of block D and four above-ground parking places, at the end of every month, subject to prior notice of two months given by registered letter.

ARTICLE 8 - PREFERENTIAL RIGHT

Should the notice of termination provided for in the previous article be given, the lessor shall notify the lessee of whether a third party wishes to lease the first floor of block D. The lessee will then have ten working days in which to inform the lessor of whether or not it wants to re-lease these premises, subject to the conditions under which an agreement would be signed with the third party.

The mutual notification shall be made either by registered letter or by fax. The above-mentioned period shall be calculated from the date on which the lessor sends a notification to the date on which it receives an answer from the lessee. The codicil ratifying the letting of the first floor of block D shall be signed within fifteen days of notification the lessee's decision, and shall enter into force at the latest on the first day of the month following this signing.

ARTICLE 8 - COSTS

Any costs and fees pertaining to this codicil, registration fees, stamp duties, any fines (except those ascribable to the lessor), and other charges shall be payable by the lessee. Only for the levying of the registration fees are the charges not expressed in figures relating to the additional areas estimated at 10% of the rental.

ARTICLE 9 - SUSPENSIVE CONDITIONS

This codicil is underwritten under the suspensive condition of cancellation of the lease contracts with N.V. PROTON WORLD INTERNATIONAL, since taken over by N.V. ERG TRANSIT SYSTEMS (EUR), concerning the Blue Star complex.

The rent exemptions mentioned in the third and fourth paragraphs of Article 4 are agreed on under the suspensive condition of payment by the above-mentioned N.V. ERG TRANSIT SYSTEMS (EUR), for as many months, of the rental stipulated in the lease contracts concluded with its legal predecessor in relation to the same premises.

THUS DRAWN UP IN GOOD FAITH, IN BRUSSELS, ON 04.04.03, in four copies, with one intended for the Registration Department. Each of the parties acknowledges having received its respective copy.

<signed>            <signed>          <signed>

The lessor                            The lessee

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